Exhibit 99.1

News Release

Contact:	Michelle Graff
NOVA Information Systems
678-731-5064

Mary K. Waggoner
Certegy Inc.
678-867-8004

NOVA ACQUIRES CERTEGY’S MERCHANT ACQUIRING BUSINESS

Certegy to Deliver $3.0 Billion in Bankcard Volume and 14,000 Merchant Locations

ATLANTA (May 23, 2005) – NOVA Information Systems (NOVA) has entered into an agreement to acquire Certegy’s (NYSE: CEY) existing merchant acquiring portfolio. NOVA will provide processing services, customer service and support operations to Certegy’s existing 14,000 acquired merchant locations. The credit and debit card processing volume from the Certegy portfolio is expected to generate approximately $3.0 billion in additional volume annually. Merchant conversions are expected to be completed by the end of 2005.

As part of the joint marketing agreement, NOVA will sell Certegy’s regional check products through its merchant sales force, and Certegy will provide NOVA with new merchant referrals through its sales representatives in the United States.

“We are very pleased to partner with an industry leader like NOVA to offer a full suite of payment processing solutions to retailers throughout the United States,” stated Lee Kennedy, chairman and chief executive officer of Certegy. “We value the relationships we have developed with our merchant processing customers, and selected NOVA based on their outstanding track record of providing world class customer support.”

“Once again we have demonstrated our strong ability to partner with financial services providers to extend merchant processing services to their customers,” said Pamela Joseph, president and chief executive officer, NOVA Information Systems. “NOVA’s advanced processing network, robust solutions and strong operational infrastructure, combined with Certegy’s industry-leading risk management products, results in a winning value proposition for our respective companies and our merchant customers.”

About Certegy

Certegy Inc. provides credit and debit card issuer services, check risk management, cash access services, institution merchant processing and e-banking services to over 6,500 financial institutions, 100,000 retailers and 100 million consumers worldwide. Headquartered in St. Petersburg, Florida, Certegy maintains a strong global presence with operations in the United States, United Kingdom, Ireland, France, Chile, Brazil, Australia, New Zealand, Thailand and the Caribbean. As a leading payment services provider, Certegy offers a comprehensive range of transaction processing services, check risk management solutions and integrated customer support programs that facilitate the exchange of business and consumer payments. Certegy generated over $1.0 billion in revenue in 2004. For more information about Certegy, please visit www.certegy.com.

About NOVA

NOVA Information Systems, a leader in the payment processing industry, is a wholly owned subsidiary of U.S. Bancorp (NYSE: USB). NOVA partners with financial institutions, independent sales organizations, associations, government agencies and community banks to offer integrated payment processing services to merchants. NOVA’s products include credit and debit card processing services, software applications, electronic check conversion, gift card solutions and other value-added services to more than 850,000 merchant locations in the United States, Canada and Europe. For more information visit www.novainfo.com.